Exhibit 99.1

                         HENLEY LIMITED PARTNERSHIP
                       ANNOUNCES COMPLETION OF MERGER

     Units Converted Into Nontransferable Right to Merger Consideration

      BRAINTREE, Massachusetts - (BUSINESS WIRE) - April 28, 2003 - Henley Limited Partnership (formerly Boston Celtics Limited Partnership) today announced the completion of its previously announced merger transaction. Under the terms of the merger, Henley units held by unaffiliated holders have been converted into the nontransferable right to receive cash merger consideration. Initial merger consideration, consisting of $27.00 per unit, will be paid to those who held units on April 16, 2003 and who submit applicable documentation to Mellon Investor Services LLC, Henley's paying agent for the merger. Unitholders of record on April 16, 2003 who have submitted the applicable documentation potentially also may receive additional merger consideration in the future, as described in the materials that have been mailed and filed with the SEC.

      Henley's transfer books were permanently closed at the close of business on April 16, 2003. The right to receive consideration in the merger, including any potential future merger consideration, is not transferable or assignable.

      Henley has mailed to unitholders of record detailed information regarding the merger. Related materials also have been filed with the SEC. For holders who have certificated units, checks representing initial merger consideration are expected to be mailed within ten days after all requisite documentation in proper form is received by Mellon Investor Services. For holders who hold units in "street name," Mellon Investor Services has advised us that initial merger consideration funds will be wired to the Depository Trust Company shortly after the merger is completed; unitholders should contact their brokers for further information regarding the transfer of initial merger consideration to their individual accounts. Unitholders with questions also may contact Mellon Investor Services at 1-888-778-1314.

      This press release contains forward-looking statements conveying management's expectations as to the timing of payment of merger consideration and possible future payments of merger consideration. Forward-looking statements involve inherent risks and uncertainties. Factors that could cause actual results to differ materially from those indicated in such forward-looking statements include delays in receipt by Mellon Investor Services of unit certificates and other documentation from unitholders and factors set forth in the "Introduction" section of Henley's Transaction Statement on Schedule 13E-3 filed with the SEC and dated
April 3, 2003.


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